Exhibit 99.1

NEWS
RELEASE
	Contact:	Scott A. McCurdy
Vice President and CFO
Geokinetics Inc.
(281) 398-9503
(281) 398-9996 FAX

FOR IMMEDIATE RELEASE

GEOKINETICS ANNOUNCES SECOND QUARTER AND SIX MONTH RESULTS

Company Achieves Record Backlog

HOUSTON, TEXAS  August 13, 2007 - Geokinetics Inc. (AMEX: GOK) announced today financial results of operations for the first six months and the second quarter of 2007.  Highlights include:

•                  Generated revenue increases of 108% and 121% for the three and six months ending June 30, 2007, respectively.

•                  Reported EBITDA decrease of $3.8 million for the quarter ended June 30, 2007 compared to the quarter ended June 30, 2006 but an increase of $9.0 million for the six months ended June 30, 2007 compared to the six months ended June 30, 2006.

•                  Raised approximately $118 million net proceeds from a successful equity offering and American Stock Exchange listing, proceeds used to reduce debt by redeeming $110.0 million Floating Rate Notes (the “Notes”).

•                  Reported losses to common stockholders of $15.5 million or $(1.95) per fully diluted share and $10.3 million or $(1.53) per fully diluted share for the three and six months ended June 30, 2007, respectively.  Losses include $6.9 million of non-recurring charges related to Notes redemption.

GEOKINETICS INC. (AMEX: GOK)

One Riverway, Suite 2100, Houston, Texas  77056  (281) 398-9503  (281) 398-9996 FAX

•                  Achieved record backlog in excess of $375 million as of July 31, 2007 up from $176 million (pro-forma) at June 30, 2006 fueled by 376% growth in international backlog.

•                  Increased capital budget for 2007 from $82 million to $101 million to accommodate new crew deployment in Argentina for recently awarded $58 million project.  Crew count expected to increase from 22 to 24 crews by year-end.

Revenue for the six months ended June 30, 2007 increased 121% to $182.6 million compared to $82.8 million for the six months ended June 30, 2006.  Revenue for the second quarter of 2007 increased 108% to $71.6 million compared to $34.4 million for the second quarter of 2006.  The increase in revenue was primarily due to the acquisition of Grant Geophysical, Inc. in September 2006 and investments to increase equipment capacity.  For the second quarter of 2007, the Company had a net loss to common stockholders of $15.5 million or $(1.95) per fully diluted common share, compared to net income to common stockholders of $1.6 million or $0.27 per fully diluted common share during the second quarter of 2006.  For the six months ended June 30, 2007, the Company had a net loss to common stockholders of $10.3 million or $(1.53) per fully diluted common share, compared to net income to common stockholders of $3.9 million or $0.66 per fully diluted common share during the six months ended June 30, 2006.  The net losses in 2007 were primarily due to one-time charges of $6.9 million related to the redemption of the Company’s Notes, the impact of severe weather conditions (which idled the Company’s nine U.S. crews for over 23% of the quarter) and an international job which was terminated after being declared force majeure by the customer.  Interest expense on the Notes was $2.6 million and $5.9 million for the three and six months ended June 30, 2007, respectively.  Share and per share amounts are reflective of the Company’s one for ten reverse stock-split which occurred in November 2006.

The Company is providing EBITDA (defined below) to facilitate comparisons with prior performance and peers.  EBITDA decreased to $1.0 million for the second quarter of 2007, compared to $4.8 million in the second quarter of 2006.  The decline in EBITDA was primarily due to the issues mentioned above, the acceleration of a large job that pulled a significant amount of work into the first quarter and equipment problems that deferred some work from the second quarter into the third.  EBITDA increased to $19.6 million for the first half of 2007, compared to $10.6 million for the first half of 2006 consistent with the revenue increases previously mentioned above, in spite of the problems in the second quarter.

Commenting on the second quarter’s results, David A. Johnson, Geokinetics’ President and Chief Executive Officer, said “Our results for the second quarter did not meet our expectations.  Due primarily to adverse weather conditions and the loss of an international contract, EBITDA was approximately $4.0 million lower than we expected.  While this shortfall is a disappointment and significant to the second quarter given its seasonal weakness, it represents only a small portion of the Company’s annual plan.  Historically, on a pro-forma basis, the second quarter has been our weakest because of the Canadian spring break-up and the budgeting cycles of our international customers.  We typically see activity ramping-up through the third and fourth quarters.

We are very optimistic about our Company’s growth prospects for the remainder of 2007 and in 2008. As of July 31, 2007, we achieved a record backlog in excess of $375 million, more than double the $176 million on a pro forma basis at the end of the second quarter in 2006.  In July, we captured a large $58 million international contract for seismic data acquisition in Argentina where we will be deploying a new crew.  In addition, we are seeing continued high levels of bid activity.”

Johnson continued, “We are well along in the organic growth program begun in July 2006. In the twelve month period ending June 30, 2007 on a pro-forma basis, we invested $72.8 million, including $32.6 million in the first half of 2007, to increase equipment capacity and recording channel count. Our current plans are to invest an additional $68.1 million in the second half of 2007. Our record backlog is the basis for increasing our total 2007 capital expenditure budget from $81.7 to $100.7 million. We expect this investment will bring our nameplate crew capacity to 24 crews, upgrade three of our existing U.S. crews and increase our channel count to approximately 97,000 by year end.  The two new crews will be a large land crew for Argentina and an ocean bottom cable (OBC) crew in Australia. This new profit-generating capacity will help drive our organic growth in the quarters ahead.

During the quarter, we listed our common stock on the American Stock Exchange with an equity offering of 4.5 million common shares. The proceeds from the equity offering were used to redeem our Notes at an aggregate redemption price of $113.3 million, resulting in a much stronger balance sheet.  By paying off this debt, we lowered our current effective interest rate, significantly reduced future interest expense and created a strong balance sheet for supporting continued growth.”

Johnson concluded, “We remain very positive about the outlook for our industry, the returns on our investment in new equipment and the continuing strength and quality of our backlog.”

Pro-forma amounts mentioned above include Grant Geophysical, Inc., which was acquired on September 8, 2006.  Below are condensed consolidated Statements of Results of Operations.  More detailed information is available in the Company’s Form 10-Q for the quarter ended June 30, 2007 which will be filed by August 14, 2007. The weighted average common shares outstanding for the second quarter of 2006 are presented after giving effect to the Company’s one for ten reverse stock split, which occurred in November 2006.

	For the Quarter Ended June 30 (in thousands)
	2007	2006
Revenue	$71,604	$34,372

Expenses:
Operating expenses	64,072	26,859
General and administrative	6,532	2,708
Depreciation and amortization	8,188	1,881
Total expenses	78,792	31,448
Other gain (loss), net	206	—
(Loss) income from operations	(6,982)	2,924

Other income (expense):
Interest expense, net (includes loss on redemption of Notes of $6.9 million)	(9,875)	(111)
Other	862	(165)
	(9,013)	(276)
(Loss) income before income taxes	(15,995)	2,648
Provision for income taxes	(1,749)	1,034
Net loss (income)	$(14,246)	$1,614
Preferred stock dividend and accretion costs	1,204	—
Loss (income) applicable to common stockholders	$(15,450)	$1,614

Loss (income) per common share - basic	$(1.95)	$0.30
Loss (income) per common share - diluted	$(1.95)	$0.27

Weighted average common shares outstanding - basic	7,918	5,350
Weighted average common shares outstanding - diluted	7,918	5,898

	For the Six Months Ended June 30 (in thousands)
	2007	2006
Revenue	$182,568	$82,844

Expenses:
Operating expenses	147,201	66,207
General and administrative	15,752	6,053
Depreciation and amortization	15,720	3,561
Total expenses	178,673	75,821
Other gain (loss), net	1,748	—
Income (loss) from operations	5,643	7,023

Other income (expense):
Interest expense, net (includes loss on redemption of Notes of $6.9 million)	(13,762)	(248)
Other	1,115	(158)
	(12,647)	(406)
(Loss) income before income taxes	(7,004)	6,617
Provision for income taxes	938	2,715
Net (loss) income	$(7,942)	$3,902
Preferred stock dividend and accretion costs	2,382	—
(Loss) income applicable to common stockholders	$(10,324)	$3,902

(Loss) income per common share - basic	$(1.53)	$0.73
(Loss) income per common share - diluted	$(1.53)	$0.66

Weighted average common shares outstanding - basic	6,750	5,350
Weighted average common shares outstanding - diluted	6,750	5,866

The Company defines EBITDA as Earnings before Interest, Taxes, Other Income (Expense) (including returns to preferred stockholders, foreign exchange gains/losses, gains/losses on sale of equipment and insurance proceeds, warrant expense and other income/expense), and Depreciation and Amortization.  EBITDA is not a measure of financial performance derived in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to net income as an indication of operating performance.  See below for reconciliation from Net Income to Common Stockholders to EBITDA amounts referred to above:

	For the Quarter Ended June 30 (in thousands)
	2007	2006

Net (Loss) Income to Common Stockholders	$(15,450)	$1,614
Preferred Stock Dividends and Accretion Costs	1,204	—
Net (Loss) Income	$(14,246)	$1,614
Provision for income taxes	(1,749)	1,034
Interest Expense, net (includes loss on redemption of Notes of $6.9 million)	9,875	111
Other Expense (Income) (as defined above)	(1,068)	165
Depreciation and Amortization	8,188	1,881

EBITDA	$1,000	$4,805

	For the Six Months Ended June 30
	(in thousands)
	2007	2006

Net (Loss) Income to Common Stockholders	$(10,324)	$3,902
Preferred Stock Dividends and Accretion Costs	2,382	—
Net (Loss) Income	$(7,942)	$3,902
Provision for income taxes	938	2,715
Interest Expense, net (includes loss on redemption of Notes of $6.9 million)	13,762	248
Other Expense (Income) (as defined above)	(2,863)	158
Depreciation and Amortization	15,720	3,561

EBITDA	$19,615	$10,584

Webcast Information

Geokinetics has scheduled a live webcast of its financial results for the quarter ended June 30, 2007, on August 13, 2007, beginning at 11:00 a.m. Eastern Daylight Time and 10:00 a.m. Central Daylight Time.  The webcast may be accessed online through Geokinetics’ website at www.geokinetics.com in the Investor Relations section.  A limited number of telephone lines will also be available to participants ten minutes prior to the start of the webcast by dialing (877) 407-8035 for domestic or (201) 689-8035 for international.

A replay of the webcast will be available online at www.geokinetics.com in the Investor Relations section and at www.investorcalendar.com.  A telephone audio replay will also be available through August 27, 2007, by dialing (877) 660-6853 for domestic or (201) 612-7415 for international, account #286 and conference ID #250809.  If you have any questions regarding this procedure, please contact Diane Anderson at (281) 398-9503.

About Geokinetics Inc.

Geokinetics Inc., based in Houston, Texas, is a leading global provider of seismic acquisition and high-end seismic data processing services to the oil and gas industry.  Geokinetics has strong operating presence in North America and is focused on key markets internationally. Geokinetics operates in some of the most challenging locations in the world from the Arctic to mountainous jungles to the transition zone environments. More information about Geokinetics is available at www.geokinetics.com.

Forward-Looking Statements:

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Geokinetics expects, believes or anticipates will or may occur in the future are forward- looking statements.  These statements include but are not limited to statements about the business outlook for the year, backlog and bid activity discussed in this press release, related financial performance and statements with respect to future benefits.  These statements are based on certain assumptions made by Geokinetics based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Geokinetics, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, job delays, impact from severe weather conditions and other important factors that could cause actual results to differ materially from those projected, or backlog not to be completed, as described in the Company’s reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

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